SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 23, 2015

United Bankshares, Inc.

(Exact name of registrant as specified in its charter)

West Virginia	No. 0-13322	55-0641179
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 United Center

500 Virginia Street, East

Charleston, West Virginia 25301

(Address of Principal Executive Offices)

(304) 424-8800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Renewal of Richard M. Adams Employment Contract

United Bankshares, Inc. (the “Company”) entered into an employment contract with Richard M. Adams, the Chairman of the Board of Directors and Chief Executive Officer of the Company effective February 28, 2011. The original term of Mr. Adams’ employment contract was for three years, with the provision that the contract could be extended annually for one (1) year to maintain a rolling three (3) year contract.

At the Compensation Committee (the “Committee”) meeting (the “Meeting”) of the Company on February 23, 2015, the Committee approved the extension of the employment contract with Mr. Adams for an additional year until March 31, 2018.

Amendment to Cash Incentive Compensation Program

At the Meeting, the Committee adopted revisions to the incentive compensation program applicable to the year ended December 31, 2014. The revisions included the establishment of thresholds and maximum amounts for each of the performance metrics applicable to 2014 incentive compensation. In addition, the Committee established a minimum trigger on return on average assets before the plan would be activated. The compensation program goals were earnings per share, return on average assets, nonperforming assets to total assets ratio and efficiency ratio. The target goals were established and communicated in January of 2014. The Committee also adopted a clawback policy applicable to all incentive compensation awarded after January 1, 2015.

The following table summarizes the 2014 performance measures and goals approved by the Committee for the named executive officers, as well as the actual 2014 performance results:

Goal	Weight	Threshold	Target	Maximum	Actual
Earnings Per Share	35%	$1.70	$1.88	$2.00	$1.92
Return on Average Assets	35%	1.00%	1.13%	1.20%	1.11%
Non-Performing Assets Ratio	20%	2.00%	1.75%	1.50%	1.20%
Efficiency Ratio	10%	55.00%	50.00%	45.00%	51.91%

Named executive officers are entitled to award opportunities based upon a percentage of base salary that is set by the Committee based on performance at the threshold, target and maximum performance levels relative to the annual cash incentive program goals set forth above.

The following table represents the actual cash incentive awards paid to each named executive officer based upon the goals set forth above.

Named Executive Officer	Cash Incentive Awarded
Richard M. Adams	$855,743
James J. Consagra, Jr.	$209,932
Richard M. Adams, Jr.	$204,100
Steven E. Wilson*	$128,659
Craige L. Smith	$119,129

*	Retired effective December 31, 2014

The annual cash incentive program includes a discretionary feature that allows the Committee to adjust the award that would otherwise be suggested by the computation of the formula in the plan. The discretionary feature was not utilized in determining the 2014 annual cash incentive.

The clawback policy provides that if the Company is required to prepare an accounting restatement due to materially inaccurate performance metrics, then each executive officer must pay back the excess incentive compensation amount paid to such officer over the corrected incentive compensation payment after applying the restatement. This clawback applies to any award of cash incentive compensation paid to executive officers after January 1, 2015, including awards for performance in 2014 and paid in 2015.

Item 8.01. Other information

Adoption of Anti-Pledging Policy

At their respective meetings on February 23, 2015, the Governance and Nominating Committee recommended and the Board of Directors of the Company approved a policy that prohibits directors and named executive officers from pledging the Company’s securities. All existing pledging arrangements in effect as of February 23, 2015 were grandfathered. Any exceptions to this policy must be approved by the Chairman of the Governance and Nominating Committee and the Chief Executive Officer.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED BANKSHARES, INC.

Date:	February 27, 2015	By:	/s/ W. Mark Tatterson
W. Mark Tatterson, Executive Vice President and Chief Financial Officer

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